Exhibit 4.8

THIS WARRANT AND THE SECURITIES ISSUABLE UPON THE EXERCISE HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR UNDER ANY OTHER SECURITIES LAWS. THESE SECURITIES ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED, OFFERED FOR SALE, PLEDGED, HYPOTHECATED, OR RESOLD EXCEPT, AS PERMITTED UNDER THE ACT AND OTHER APPLICABLE SECURITIES LAWS, PURSUANT TO REGISTRATION OR EXEMPTION THEREFROM. HOLDERS SHOULD BE AWARE THAT THEY MAY BE REQUIRED TO BEAR THE FINANCIAL RISKS OF THIS INVESTMENT FOR AN INDEFINITE PERIOD OF TIME.

WARRANT TO PURCHASE

SERIES B-3 PREFERRED SHARES

OF

THINKPLUS INVESTMENTS LIMITED

This Warrant (the “Warrant”), dated April 28, 2006, is issued to   Holders             (the “Holder”), by Thinkplus Investments Limited, an exempted company organized under the laws of the Cayman Islands (the “Company”) in consideration of the Holder’s investment in the Series B-1 Preferred Shares, par value US$0.001 per share, and Series B-2 Preferred Shares, par value US$0.001 per share (collectively, the “Series B Preferred Shares”) of the Company pursuant to that certain Series B Preferred Share Purchase Agreement, dated as of April 28, 2006 (the “Series B Purchase Agreement”), by and among the Company, Holder, certain other Investors in the Series B Preferred Shares and other parties, as well as for other consideration, the adequacy and sufficiency of which is hereby acknowledged by the Company. Capitalized terms not otherwise defined in this Warrant shall have the meanings attributed to them in the Series B Purchase Agreement.

1. Purchase Shares. Subject to the terms and conditions hereinafter set forth, the Holder is hereby entitled to purchase from the Company up to the number of Series B-3 Preferred Shares (the “Warrant Shares”) that is equal to (i) Holder’s Pro Rata Portion divided by (ii) the Exercise Price (as defined below and as adjusted from time to time). For purposes of this Warrant, “Holder’s Pro Rata Portion” means the amount, in U.S. Dollars, equivalent to the product obtained by multiplying US$2,000,000 by a fraction, the numerator of which is the number of Conversion Shares held by Holder at the time of exercise of this Warrant and the denominator of which is the total number of Conversion Shares owned by all Investors at the time of exercise. For purposes of this Section 1, “Conversion Shares” means the Company’s Ordinary Shares issued or issuable upon conversion of the Series B-1 Preferred Shares and the Series B-2 Preferred Shares.

2. Exercise Price. The per share purchase price for the Warrant Shares shall initially be US$2.8996 (subject to any adjustment resulting from the reclassification, split, subdivision or combination of the Series B-3 Preferred Shares) (the “Exercise Price”).

3. Exercise Period. This Warrant shall be exercisable until the closing date of a Qualified Public Offering (as such term is defined in the Restated Articles) and shall be void thereafter.

4. Reservation of Shares. The Company hereby covenants and agrees that at all times there shall be reserved for issuance and delivery upon exercise of this Warrant such number of Series B-3 Preferred Shares, and for issuance and delivery upon conversion of the Warrant Shares, such number of ordinary shares, par value $0.001 per share (the “Ordinary Shares”), of the Company or such other share capital of the Company as may be from time to time issuable upon exercise of this Warrant or conversion of the Warrant Shares. All such shares shall be duly authorized, and when issued upon such exercise or conversion, shall be validly issued, fully paid and nonassessable, free and clear of all liens, security interests, charges and other encumbrances or restrictions, other than those restrictions imposed by the Act, and free and clear of all preemptive and similar rights. The Company will take all such action as may be necessary to assure that such Series B-3 Preferred Shares may be issued as provided herein without violation of any applicable law or regulation.

5. Method of Exercise; Expenses. While this Warrant remains outstanding and exercisable in accordance with Section 3 above, the Holder may at any time and from time to time exercise, in whole or in part, the purchase rights evidenced hereby with respect to the Warrant Shares (but not a fraction of a share). The Company agrees that the Series B-3 Preferred Shares to be purchased pursuant to this Warrant shall be and are deemed to be issued to the Holder (or to the nominee of the Holder) as the record owner of such shares as of the close of business on the date on which this Warrant shall have been exercised. Such exercise shall be effected by:

(a) the surrender of the Warrant, together with a duly executed copy of a Notice of Exercise in the form attached hereto, to the Company at its principal offices; and

(b) the payment to the Company of an amount equal to the (x) Exercise Price multiplied by (y) the number of Warrant Shares being purchased, in cash, by wire transfer, by check or by cancellation by the Holder of indebtedness or other obligations of the Company to the Holder, subject to the entry of such shares in the register of members of the Company, which the Company shall undertake to do immediately upon presentation of the Notice of Exercise.

6. Net Exercise. Notwithstanding any provisions herein to the contrary, in lieu of exercising this Warrant for cash, by surrender of the Warrant (together with a duly executed copy of a Notice of Exercise in the form attached hereto) to the Company at its principal offices, the Holder may elect to receive such reduced number of Series B-3 Preferred Shares equal to the value (as defined below) of this Warrant (or the portion hereof being cancelled), in which event the Company shall issue to the holder hereof the number of Series B-3 Preferred Shares computed using the following formula:

X =	Y (A-B)
A

Where:	X =	The number of Series B-3 Preferred Shares to be issued to the Holder;

	Y =	The number of Series B-3 Preferred Shares issuable under the Warrant or, if only a portion of the Warrant is being exercised, the portion of the Warrant being canceled (at the date of such calculation);

	A =	The fair market value of one Series B-3 Preferred Share (at the date of such calculation); and

	B =	The Exercise Price (as adjusted to the date of such calculation).

For purposes of this Section 6, the fair market value of one Series B-3 Preferred Share (or, to the extent all such Series B-3 Preferred Shares have been converted into the Company’s Ordinary Shares) as of a particular date shall be determined as follows: (i) if traded on a securities exchange or through the Nasdaq National Market, the value shall be deemed to be the average of the closing prices of the securities on such exchange over the thirty (30) day period ending three (3) days prior to the date the Holder delivers the applicable Notice of Exercise; (ii) if traded over-the-counter, the value shall be deemed to be the average of the closing bid or sale prices (whichever is applicable) over the thirty (30) day period ending three (3) days prior to the date the Holder delivers the applicable Notice of Exercise; and (iii) if there is no active public market, the value shall be the fair market value thereof, as determined in good faith by the Board of Directors of the Company; provided, however, that if the Warrant is being exercised in connection with the initial public offering of the Company, the fair market value per share shall be the product of (i) the per share offering price to the public of the Company’s initial public offering, and (ii) the number of Ordinary Shares into which each Series B-3 Preferred Share is convertible at the time of such exercise.

7. Partial Exercise. Upon any partial exercise of this Warrant, the Company shall execute and deliver a new Warrant of like tenor and date for the balance of the Warrant Shares issuable hereunder.

8. Certificates for Warrant Shares. Upon the exercise of the purchase rights evidenced by this Warrant, one or more certificates for the number of Warrant Shares so purchased shall be issued at the Company’s expense as soon as practicable thereafter (with appropriate restrictive legends, if applicable), and in any event within thirty (30) days of the delivery of the Notice of Exercise. Each share certificate so delivered shall be in such denomination of Series B-3 Preferred Shares as may be requested by the Holder hereof and shall be registered in the name of such Holder or in the name of the Holder’s nominee.

9. Conversion or Redemption of Series B Preferred Shares. In case all the Series B Preferred Shares are redeemed or converted into Ordinary Shares or other securities or property pursuant to the Restated Articles, or all of the Warrant Shares otherwise cease to exist, then, in such case, the Holder, upon exercise of this Warrant at any time after the date on which the applicable Warrant Shares are so converted or cease to exist (the “Termination Date”), shall receive, in lieu of the number of Warrant Shares that would have been issuable upon such exercise immediately prior to the Termination Date (the “Former Number of Warrant Shares”), the shares and other securities and property which the Holder would have been entitled to receive upon the Termination Date if the Holder had exercised this Warrant with respect to the Former Number of Warrant Shares immediately prior to the Termination Date (all subject to further adjustment as provided in this Warrant).

10. No Fractional Shares or Scrip. No fractional shares or scrip representing fractional shares shall be issued upon the exercise of this Warrant, but in lieu of such fractional shares the Company shall make a cash payment therefor on the basis of the Exercise Price then in effect.

11. No Shareholder Rights. Prior to exercise of this Warrant, the Holder shall not be entitled to any rights of a shareholder with respect to the Warrant Shares, including (without limitation) the right to vote such Warrant Shares, receive dividends or other distributions thereon, exercise preemptive rights or be notified of shareholder meetings, and such Holder shall not be entitled to any notice or other communication concerning the business or affairs of the Company. However, nothing in this Section 11 shall limit the right of the Holder to be provided the notices required under this Warrant.

12. Transfers of Warrant. Subject to compliance with applicable federal and other securities laws, this Warrant and all rights hereunder are freely transferable or assignable in whole or in part by the Holder to any person or entity, provided, that no party may be assigned the Warrant unless the Company is given written notice by the assigning party stating the name and address of the assignee, and such assignee agrees in writing to be bound by and subject to all the terms and conditions of this Warrant. The transfer shall be recorded on the books of the Company upon the surrender of this Warrant, properly endorsed, to the Company at its principal offices, and the payment to the Company of all transfer taxes and other governmental charges imposed on such transfer. In the event of a partial transfer, the Company shall issue to the transferor and the transferee holders new Warrants of like tenor and date for the applicable number of Warrant Shares.

13. Loss or Mutilation. Upon receipt of evidence reasonably satisfactory to the Company of the ownership of and the loss, theft, destruction or mutilation of this Warrant, and of indemnity reasonably satisfactory to it, and (in the case of mutilation) upon surrender and cancellation of this Warrant, the Company will execute and deliver in lieu thereof a new Warrant of like tenor as the lost, stolen, destroyed or mutilated Warrant, subject to reimbursement by the Holder of the Company’s reasonable expenses.

14. Successors and Assigns. The Company shall not assign its rights or obligations hereunder without the prior written consent of the Holder (or its successors or permitted assigns, as appropriate). This Warrant shall be binding upon and inure to the benefit of the Company, the Holder and their successors and permitted assigns.

15. Amendments and Waivers. Any term of this Warrant may be amended and the observance of any term of this Warrant may be waived (either generally or in a particular instance and either retroactively or prospectively), with the written consent of the Company and the Holder.

16. Notices. Unless otherwise provided, any notice required or permitted under this Warrant shall be given in writing and shall be deemed effectively given upon personal delivery to the party to be notified or on the 10th day after the date mailed, by registered or certified mail, postage prepaid and addressed to the party to be notified at the address designated by such party, or on the first business day following the date of transmission by facsimile or electronic mail.

17. Captions. The section and subsection headings of this Warrant are inserted for convenience only and shall not constitute a part of this Warrant in construing or interpreting any provision hereof.

18. Governing Law. This Warrant shall be governed by the laws of the State of New York, without regard to principles of conflicts of law thereunder.

19. Dispute Resolution.

(a) Any dispute, controversy or claim arising out of or in connection with or relating to this Warrant, or the interpretation, breach, termination or validity hereof, shall be resolved through consultation between any of the parties hereto. Such consultation shall begin immediately after one party has delivered to one or more other parties a written request for such consultation (the “Request for Consultation”). If, within thirty (30) days following the date on which the Request for Consultation is delivered, the dispute cannot be resolved, the dispute shall be submitted to arbitration upon the request of either party to the dispute with written notice to the other (the “Dispute Notice”).

(b) The arbitration shall be conducted in Hong Kong under the auspices of the Hong Kong International Arbitration Centre (the “Centre”). There shall be three (3) arbitrators. The complainant or complainants, on the one hand, and the respondent or respondents, on the other, shall each nominate one (1) arbitrator within thirty (30) days after the delivery of the Dispute Notice to the respondent(s). The appointment of party-nominated arbitrators shall be confirmed by the Centre. Both arbitrators shall agree on the third arbitrator within thirty (30) days of their confirmation by the Centre. Should either the complainant(s) or respondent(s) fail to appoint an arbitrator or should the two arbitrators fail within thirty (30) days to reach agreement on the third arbitrator, such arbitrator shall be appointed by the Secretary General of the Centre.

(c) The arbitration proceedings shall be conducted in English. The arbitration tribunal shall apply the UNCITRAL Arbitration Rules as administered by the Centre at the time of the arbitration. However, if such rules conflict with the provisions of this Section 19, including the provisions concerning the appointment of arbitrators, the provisions of this Section 19 shall prevail.

(d) The arbitrators shall decide any dispute submitted by the parties thereto strictly in accordance with the substantive law of New York and shall not apply any other substantive law.

(e) Each party hereto shall cooperate with any of the parties to the dispute in making full disclosure of and providing complete access to all information and documents requested by any of the parties to the dispute in connection with such arbitration proceedings, subject only to any confidentiality obligations binding on such party.

(f) The costs of arbitration shall be borne by the losing party or parties, unless otherwise determined by the arbitration tribunal.

(g) When any dispute occurs and when any dispute is under arbitration, except for the matters in dispute the parties shall continue to fulfill their respective obligations and, to the extent not in dispute, shall be entitled to exercise their rights under this Warrant.

(h) The award of the arbitration tribunal shall be final and binding upon the parties to the dispute, and the prevailing party may apply to a court of competent jurisdiction for enforcement of such award.

(i) Any party to a dispute under this Section shall be entitled to seek injunctive relief from any court of competent jurisdiction pending the constitution of the arbitration tribunal.

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IN WITNESS WHEREOF, the Company caused this Warrant to be executed by an officer thereunto duly authorized.

THINKPLUS INVESTMENTS LIMITED

By:	/s/ Chen Shuning
Name:
Capacity:

SIGNATURE PAGE TO WARRANT

NOTICE OF EXERCISE

To:	Thinkplus Investments Limited

The undersigned hereby (check the appropriate box below):

☐ elects to purchase              Series B-3 Preferred Shares of Thinkplus Investments Limited , pursuant to the terms of the attached Warrant (the “Warrant”), and payment of the Exercise Price (as defined in the Warrant) per share required under the Warrant accompanies this notice; or

☐ elects to exercise such Warrant with respect to              Series B-3 Preferred Shares of Thinkplus Investments Limited, in accordance with Section 6 of the Warrant.

The undersigned hereby represents and warrants that the undersigned is acquiring such shares for its own account for investment purposes only, and not for resale or with a view to distribution of such shares or any part thereof.

HOLDER:

By:

Address:

Date:

Name in which shares should be registered:

Holders

1	LC Fund II

2	DCM IV, L.P.

3	DCM Affiliates Fund IV, I.P.

4	Sequoia Capital China I, L.P.

5	Sequoia Capital China Partners Fund I, L.P.

6	Sequoia Capital China Principals Fund I, L.P.

7	Sequoia Capital Growth Fund III

8	Sequoia Capital Growth Parnters III

9	Sequoia Capital Growth III Principals Fund

SIGNATURE PAGE TO WARRANT